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                                                                 EXHIBIT - 4.1

                  SECOND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             AM INTERNATIONAL, INC.


     AM INTERNATIONAL, INC., a corporation organized and existing under the laws of the State of Delaware (the "Company"), hereby certifies as follows:

     1. The name of the Company is AM International, Inc. The Company was originally incorporated under the name of Addressograph Securities Corporation. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was April 7, 1924.

     2. This Second Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of Delaware.

     3. The text of the Company's Second Restated Certificate of Incorporation, as amended, is hereby integrated, further amended and restated to read as set forth in full:

     First:  The name of the Company is AM INTERNATIONAL, INC.

     Second: Its registered office in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, County of New Castle. The name and address of its registered agent is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware.

     Third: The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the "Delaware Code").

     Fourth: The total number of shares of all classes of capital stock which the Company shall have the authority to issue is fifty million (50,000,000) shares, of which forty million (40,000,000) shall be shares of Common Stock of the par value of $0.01 per share (the "Common Stock") and ten million (10,000,000) shares shall be shares of Preferred Stock of the par value of $0.01 per share (the "Preferred Stock"). All shares to be issued must be voting securities and, as to all classes of such voting securities, voting power shall be appropriately distributed among such classes by the Board of Directors of the Company on a proportional one vote per share basis. With respect to any class of securities having a preference superior to another class of securities with respect to dividends or other rights, such superior class of securities must contain adequate provision for the election of directors representing such preferred class of securities in the event of failure to pay such dividends. No stockholder shall have any preemptive right to purchase or subscribe for any or all additional issues of stock with the Company or any or all classes





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or series thereof, whether now or hereafter authorized, or for any securities of the Company convertible into such stock.

     Subject to the limitations prescribed by law and the provisions of this Article Fourth, any number of series of Preferred Stock may be issued from time to time with such voting powers and in such series and in such amounts, with such designations, dividend rates, dividend rights, redemption rights, conversion rights, rights upon dissolution or liquidation, other preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as shall for each series thereof be fixed by resolution of the Board of Directors adopted prior to the time shares of any such series are first issued. The Board of Directors is hereby expressly granted the authority to fix any one or more of such matters by resolution so adopted and to cause a Certificate of Designations to be filed reflecting the terms thereof.

     Fifth:   The Company is to have perpetual existence.

     Sixth:   The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

     Seventh: In furtherance and not in limitation of the powers conferred by statute

     A.   The Board of Directors is expressly authorized:

          1. To make, alter, amend, or repeal the by-laws of the Company, subject to the power of stockholders having voting power to make additional bylaws or to alter, amend, or repeal any by-law whether adopted by them or otherwise.

          2. The Board of Directors may, by resolutions passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the directors of the Company, which, to the extent provided in said resolution or resolutions or in the by-laws of the Company, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Company, and may have power to authorize the seal of the Company to be affixed to all papers which may require it.

     B. The Company may in its by-laws confer powers upon its Board of Directors, in addition to the foregoing, and in addition to the powers and authorities expressly conferred upon them by statute.

     Eighth: The Company reserves the right to amend, alter, change or repeal any provision contained in this Second Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.






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     Ninth:   A director of the Company shall not be personally liable to the
Company or its stockholders for monetary damages for breach of fiduciary duty as a director provided that nothing contained in this Article shall eliminate the liability of a director (i) for any breach of the director's duty of loyalty to the Company or its stockholder, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware Code, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware Code is further amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware Code, as so amended. Any repeal or modification of this article by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

     IN WITNESS WHEREOF, AM International, Inc. has caused this Second Restated Certificate of Incorporation to be signed by Robert N. Dangremond, President and Chief Executive Officer and Morton Rible, its Secretary this 8th day of October, 1993.


                                        By: \s\ Robert N. Dangremond
                                           -----------------------------------
                                        Robert N. Dangremond
                                        President and Chief Executive Officer


                                        Attest:  \s\ Morton Rible
                                               -------------------------------
                                        Morton Rible
                                        Secretary